Exhibit 4.3

FORM OF GLOBAL NOTE

THIS SUBORDINATED NOTE IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY AS THE DEPOSITARY (AS DEFINED IN THE SUBORDINATED INDENTURE GOVERNING THIS SUBORDINATED NOTE), OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO THE BASE SUBORDINATED INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.05 OF THE BASE SUBORDINATED INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 3.09 OF THE BASE SUBORDINATED INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SUBORDINATED NOTES IN DEFINITIVE FORM, THIS SUBORDINATED NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS GLOBAL SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE RIGHTS OF THE HOLDER OF THIS SUBORDINATED NOTE ARE, TO THE EXTENT AND IN THE MANNER SET FORTH IN SECTION 12.01 OF THE BASE SUBORDINATED INDENTURE, SUBORDINATED TO THE CLAIMS OF OTHER CREDITORS OF THE COMPANY, AND THIS SUBORDINATED NOTE IS ISSUED SUBJECT TO THE PROVISIONS OF THAT SECTION 12.01, AND THE HOLDER OF THIS SUBORDINATED NOTE, BY ACCEPTING THE SAME, AGREES TO AND SHALL BE BOUND BY SUCH PROVISIONS. THE PROVISIONS OF SECTION 12.01 OF THE BASE SUBORDINATED INDENTURE AND THE TERMS OF THIS PARAGRAPH ARE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE KINGDOM OF SPAIN.

CUSIP No. 80281T AE8

ISIN No. US80281TAE82

Common Code: 000132345872

SERIES 26 Subordinated NOTE
SANTANDER ISSUANCES, S.A. UNIPERSONAL

due November 2025

Guaranteed by

BANCO SANTANDER, S.A.

No.	$

SANTANDER ISSUANCES, S.A. UNIPERSONAL, a sociedad anónima unipersonal, incorporated under the laws of the Kingdom of Spain (herein called the “Company,” which term includes any successor person under the Subordinated Indenture (as defined on the reverse hereof)), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $                           (                            million dollars) on November 19, 2025 or on such earlier date as the principal hereof may become due in accordance with the terms hereof and to pay interest thereon semi-annually in arrears on May 19 and November 19 of each year, commencing on May 19, 2016, and ending on November 19, 2025 (each, a “Payment Date”). Interest so payable on any Payment Date shall be paid to the Holder in whose name this Subordinated Note is registered on the 15th calendar day immediately preceding the relevant Payment Date, whether or not such day is a Business Day, as defined in the Subordinated Indenture (each a “Regular Record Date”).

Interest shall accrue on this Subordinated Note from day to day from the date of issuance hereof or from the most recent Payment Date at the rate of 5.179% per annum, until the principal amount hereof is paid or made available for payment.

Payments of interest on this Subordinated Note shall be computed on the basis of a 360-day year divided into twelve months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed in such month.

Payment of the principal amount of and any interest on, this Subordinated Note will be made by wire transfer of immediately available funds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Such payment shall be made to the Holder including through a Paying Agent of the Company for collection by the Holder. If the date for payment of the principal amount hereof or interest thereon is not a Business Day, then (subject as provided in the Subordinated Indenture) such payment shall be made on the next succeeding Business Day with the same force and effect as if made on such date for payment, provided that no interest shall accrue on such payment for the period from and after such payment date.

The Subordinated Notes are issuable in minimum denominations of $200,000 and integral multiples thereof.

For information purposes only, without any substantive effect whatsoever and solely in order to comply with Article 413(d) of the Spanish Companies Law (Ley de Sociedades de Capital), approved by Royal Decree 1/2010, of July 2, to the extent applicable, it is hereby noted that the aggregate principal amount of the Subordinated Notes, i.e., US $1,500,000,000, was equivalent to €1,398,471,005.035, based on the exchange rate as determined and published by the European Central Bank as of November 12, 2015 of US $1.0726 per €1.00. Amounts due on the Subordinated Notes shall not under any circumstances whatsoever be payable in any currency other than U.S. Dollars.

Prior to due presentment of this Subordinated Note for registration of transfer, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the Trustee may treat the Person in whose name this Subordinated Note is registered as the owner of such Subordinated Note for the purpose of receiving payment of principal and interest, if any, on and any Additional Amounts with respect to such Subordinated Note and for all other purposes whatsoever, whether or not such Subordinated Note be overdue, and neither the Company, the Guarantor, the Trustee nor any agent of the Company, the Guarantor or the Trustee shall be affected by notice to the contrary.

Reference is hereby made to the further provisions of this Subordinated Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Subordinated Note shall not be entitled to any benefit under the Subordinated Indenture or be valid or obligatory for any purpose.

Notwithstanding any other term of this Subordinated Note or any other agreements, arrangements, or understandings between the Company and any Holder of the Subordinated Notes, by its acquisition of this Subordinated Note, each Holder (which, for the purposes of this clause, includes each holder of a beneficial interest in this Subordinated Note) acknowledges, accepts, consents to and agrees to be bound by:

(a) the effect of the exercise of the Spanish Bail-in Power by the relevant resolution authority, which exercise may include and result in any of the following, or some combination thereof:

(i) the reduction of all, or a portion, of the Amounts Due on this Subordinated Note;

(ii) the conversion of all, or a portion, of the Amounts Due on this Subordinated Note into ordinary shares, other securities or other obligations of the Company, the Guarantor or another person (and the issue to or conferral on the Holder of this Subordinated Notes of such shares, securities or obligations), including by means of an amendment, modification or variation of the terms of this Subordinated Notes;

(iii) the cancellation of this Subordinated Note;

(iv) the amendment or alteration of the maturity of this Subordinated Note or amendment of the amount of interest payable on this Subordinated Note, or the date on which the interest becomes payable, including by suspending payment for a temporary period; and

(b) the variation of the terms of this Subordinated Note, if necessary, to give effect to the exercise of the Spanish Bail-in Power by the relevant resolution authority.

For these purposes, the “Amounts Due” are the principal amount of, premium, if any, together with any accrued but unpaid interest, and Additional Amounts, if any, due on this Subordinated Note. References to such amounts will include amounts that have become due and payable, but which have not been paid, prior to the exercise of the Spanish Bail-in Power by the relevant resolution authority.

For these purposes, the “Spanish Bail-in Power” is any write-down, conversion, transfer, modification, or suspension power existing from time to time under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in the Kingdom of Spain, relating to (i) the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, as amended or superseded from time to time, (“BRRD”), including but not limited to Law 11/2015, of June 18, for the recovery and resolution of credit institutions and investment firms, as amended from time to time (“Law 11/2015”), and up to 31 December 2015 (inclusive), Law 9/2012, of 14 November, on restructuring and resolution of credit institutions, (ii) the Regulation (EU) No. 806/2014 of the European Parliament and of the Council of 15 July 2014, establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of the Single Resolution Mechanism and the Single Resolution Fund and amending Regulation (EU) No. 1093/2010, as amended or superseded from time to time (the “SRM Regulation”) and (iii) the instruments, rules and standards created thereunder, pursuant to which any obligation of a regulated entity (as defined below) (or other affiliate of such regulated entity) can be reduced, cancelled, modified, or converted into shares, other securities, or other obligations of such regulated entity or any other person (or suspended for a temporary period).

A reference to a “regulated entity” is to any entity to which Law 11/2015 applies as provided under article 1.2 of Law 11/2015, as amended from time to time, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies.

A reference to the “relevant resolution authority” is to the Spanish Fund for the Orderly Restructuring of Banks (the “FROB”), the European Single Resolution Mechanism, as the case may be, according to Law 11/2015, and any other entity with the authority to exercise the Spanish Bail-in Power from time to time.

The public deed of issuance (escritura de emisión) related to the Subordinated Notes represented hereby was executed on November 13, 2015 before Mr. Miguel Ruiz-Gallardón García de la Rasilla with the number 5915 of his records.

IN WITNESS WHEREOF, the Company has caused this Subordinated Note to be duly executed.

Dated: November 19, 2015

SANTANDER ISSUANCES, S.A. UNIPERSONAL

By:
Name:
	Title:	Director

[Global Note No.[●] Signature Page]

GUARANTEE OF BANCO SANTANDER, S.A.

This Guarantee is made on November 19, 2015 by BANCO SANTANDER, S.A. (herein called the “Guarantor,” which term includes any successor person under the Indenture (as defined on the reverse hereof)) in favor of the Holder of the Subordinated Debt Security upon which this Guarantee is endorsed (“this Subordinated Note”). This Guarantee is issued subject to the provisions of the Base Subordinated Indenture dated November 19, 2015 among Santander Issuances, S.A. Unipersonal, the Guarantor and The Bank of New York Mellon, as Trustee, as supplemented from time to time (the “Base Subordinated Indenture”) as supplemented by the First Supplemental Indenture, dated as of November 19, 2015, among the Company, the Guarantor and the Trustee (the “First Supplemental Indenture”, and, together with the Base Subordinated Indenture, the “Subordinated Indenture”), and each Holder of this Security, by accepting the same, agrees to and shall be bound by such provisions.

The Guarantor hereby fully, unconditionally and irrevocably guarantees (the “Guarantee”) to each Holder of this Subordinated Note and to the Trustee on behalf of each such Holder, the due and punctual payment of the principal of, any interest on, and any Additional Amounts with respect to such Subordinated Note and the due and punctual payment of the sinking fund payments (if any) provided for pursuant to the terms of such Subordinated Note and any and all amounts of whatever nature which may become payable under any of the foregoing or under the Subordinated Indenture (including but not limited to, the fees, expenses and indemnities of the Trustee), including as may be modified pursuant to the exercise of the Spanish Bail-in Power under Article 14 of the Base Subordinated Indenture, and as and when and as the same shall become due and payable, whether at maturity, by acceleration, redemption, repayment or otherwise, in accordance with the terms this Subordinated Note and of the Subordinated Indenture, the Guarantor will pay to such Holder, or to the Trustee for the account of such Holder, on demand the amount payable by the Company to such Holder. In case of the failure of the Company punctually to pay any such principal, interest, Additional Amounts or sinking fund payment and any and all amounts under the Subordinated Indenture, (including but not limited to, the fees, expenses and indemnities of the Trustee) the Guarantor hereby agrees to pay, or cause any such payment to be made, punctually when and as the same shall become due and payable, whether at maturity, upon acceleration, redemption, repayment or otherwise, and as if such payment were made by the Company in accordance with the terms of such Subordinated Note and of the Subordinated Indenture.

Unless otherwise defined herein, all terms used in this Guarantee which are defined in the Subordinated Indenture shall have the meanings assigned to them in the Subordinated Indenture.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed.

Dated: November 19, 2015

Executed by BANCO SANTANDER, S.A.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Subordinated Notes of the series designated herein referred to in the within-mentioned Subordinated Indenture.

Dated: November 19, 2015

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

[Global Note No. [●] Signature Page]

[REVERSE OF SECURITY]

This Subordinated Note is one of a duly authorized issue of securities of the Company (herein called the “Subordinated Notes”) issued and to be issued in one or more series under a Subordinated Debt Securities Indenture, dated as of November 19, 2015 (herein called the “Base Subordinated Indenture”), among the Company, as issuer, the Guarantor, as guarantor, and The Bank of New York Mellon acting through its London Branch, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Base Subordinated Indenture), as supplemented by the First Supplemental Indenture, dated as of November 19, 2015, among the Company, the Guarantor and the Trustee (the “First Supplemental Indenture”, and, together with the Base Subordinated Indenture, the “Subordinated Indenture”) to which Subordinated Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Subordinated Notes and of the terms upon which the Subordinated Notes are, and are to be, authenticated and delivered.

This Subordinated Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $1,500,000,000; provided, that the Company may, from time to time, without the consent of the Holders of the Subordinated Notes, issue additional Subordinated Notes of one or more of the series of Subordinated Notes issued under the Base Subordinated Indenture, guaranteed by the Guarantor, having the same ranking and same interest rate, maturity, redemption terms and other terms, except for the price to the public, original interest accrual date, issue date and first Interest Payment Date, as the Subordinated Notes; provided, however, that such additional Subordinated Notes will not have the same CUSIP, ISIN or other identifying number as the outstanding Subordinated Notes unless the additional Subordinated Notes are fungible with the Subordinated Notes for U.S. federal income tax purposes. Any such additional Subordinated Notes, together with the Subordinated Notes, will constitute a single series of Subordinated Notes under the Subordinated Indenture and shall be included in the definition of “Subordinated Debt Securities” in the Base Subordinated Indenture where the context requires.

The Subordinated Notes constitute direct, unconditional, subordinated and unsecured obligations of the Company and the Guarantor and, upon the insolvency of the Company (and unless they qualify as more subordinated claims pursuant to the Spanish Insolvency Law or equivalent legal provisions which replace them in the future, and subject to any applicable legal and statutory exceptions) rank, under Article 92.2 of the Spanish Insolvency Law (or equivalent legal provisions which replace, substitute or amend it in the future) pari passu without preference or priority among themselves and:

(i)      senior to (1) those contractually subordinated obligations of principal related to instruments qualifying as Tier 1 Capital of the Guarantor, (2) those subordinated obligations which qualify as more subordinated claims pursuant to Articles

92.3 to 92.7 of the Spanish Insolvency Law or equivalent legal provisions which replace them in the future and (3) any other subordinated obligations which by law or their terms, and to the extent permitted by Spanish law, rank junior to the Subordinated Notes;

(ii)      pari passu with all of the Company’s other contractually subordinated obligations of principal related to instruments qualifying as Tier 2 Capital of the Guarantor; and

(iii)     junior to any non-subordinated obligations of the Company, any Senior Subordinated Obligations and any claim on the Company that becomes subordinated as a consequence of article 92.1º of the Spanish Insolvency Law.

“Senior Subordinated Obligations” means any subordinated obligations of the Company which by law and/or their terms, and to the extent permitted by Spanish law (including contractually subordinated obligations of principal related to instruments not qualifying as Tier 2 Capital or Tier 1 Capital of the Guarantor), rank senior to the Subordinated Notes.

The rights of the Holders of the Subordinated Notes of this series are, to the extent and in the manner set forth in Section 12.01 of the Base Subordinated Indenture, subordinated to the claims of all Senior Creditors of the Company, and this series of Subordinated Notes is issued subject to the provisions of that Section 12.01, and the Holders of this series of Subordinated Notes, by accepting the same, agree to and shall be bound by such provisions. The provisions of Section 12.01 of the Base Subordinated Indenture and the terms of this paragraph are governed by, and shall be construed in accordance with, the laws of Spain.

The Company agrees with respect to the Subordinated Notes and each Holder of Subordinated Notes, by his or her acquisition of such Subordinated Note is deemed to have agreed to the subordination as described in Section 12.01 of the Base Subordinated Indenture. Each such Holder is deemed to have irrevocably waived his or her rights of priority which would otherwise be accorded to him or her under the laws of Spain, to the extent necessary to effectuate the subordination provisions of this Subordinated Note. In addition, each Holder by his or her acquisition of this Subordinated Note authorizes and directs the Trustee on his or her behalf to take such action as may be necessary or appropriate to effectuate the subordination of the this Subordinated Note as provided in the Subordinated Indenture and appoints the Trustee his attorney-in-fact for any and all such purposes.

If any of the following events occurs and is continuing with respect to the Subordinated Notes it shall constitute an “Event of Default”:

(i)       Non-payment: default is made in the payment of any interest or principal due in respect of the Subordinated Notes or any of them and such default continues for a period of seven days (or such other period as may be specified pursuant to Section 3.01 of the Base Subordinated Indenture).

(ii)      Winding up: any order is made by any competent court or resolution passed for the winding up or dissolution of the Company or the Guarantor (except in any such case for the purpose of reconstruction or a merger or amalgamation which has been previously approved by the Holders of at least a majority of the outstanding principal amount of the Subordinated Notes or a merger with another institution in this case even without being approved by Holders of the Subordinated Notes of this series, provided that any entity that survives or is created as a result of such merger is given a rating by an internationally recognized rating agency at least equal to the then current rating of the Company or the Guarantor, as the case may be, at the time of such merger).

If an Event of Default occurs as set forth in paragraph (i) above with respect to the Subordinated Notes of this series, then the Trustee or the Holders of at least 25% in outstanding principal amount of the Subordinated Notes of this series may institute proceedings for the winding up or dissolution of the Company or the Guarantor but may take no further action in respect of such default.

If an Event of Default occurs as set forth in paragraph (ii) above, then the Trustee or the Holders of at least 25% in outstanding principal amount of the Subordinated Notes of this series may declare such Subordinated Notes of this series immediately due and payable whereupon the Subordinated Notes of this series shall, when permitted by applicable Spanish insolvency law, become immediately due and payable at their Early Termination Amount together with all interest (if any) accrued thereon.

Without prejudice to paragraphs (i) and (ii) above, the Trustee or the Holders of at least 25% in outstanding principal amount of the Subordinated Notes of this series may at their discretion and without further notice, institute such proceedings against the Company or the Guarantor as they may think fit to enforce any obligation, condition or provision binding on the Company or the Guarantor under the Subordinated Notes of this series, provided that, except as provided in (ii) winding-up above, neither the Company nor the Guarantor shall as a consequence of such proceedings be obliged to pay any sum or sums representing or measured by reference to principal or interest in respect of the Subordinated Notes of this series sooner than the same would otherwise have been payable by it or any damages.

If an Event of Default with respect to the Subordinated Notes of this series occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of the Subordinated Notes of this series by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Subordinated Indenture or in aid of the exercise of any power granted therein, or to enforce any other proper remedy, including the institution of proceedings in Spain (but not elsewhere) for the winding-up of the Company or the Guarantor, provided that, except as provided in (ii), neither the Company nor the Guarantor shall as a consequence of such proceedings be obliged to pay any sum or sums representing or measured by reference to principal or interest in respect of the Subordinated Notes of this series sooner than the same would otherwise have been payable by it or any damages.

The Holders of Subordinated Notes by their acceptance thereof will be deemed to have waived any right of set-off or counterclaim or combination of accounts with respect to the Subordinated Notes or the Subordinated Indenture (or between the obligations under or in respect of any Subordinated Notes and any liability owed by a Holder to the Company) that they might otherwise have against the Company or the Guarantor, whether before or during a winding up of the Company.

Notwithstanding the foregoing, failure to make any payment in respect of this series of Subordinated Notes, including under the Guarantee thereon, shall not be an Event of Default in respect of the Subordinated Notes or Guarantee, as applicable, if such payment is withheld or refused and the Company or the Guarantor, as applicable, deliver an Opinion of Counsel concluding that such sums were not paid in order to comply with any fiscal or other law or regulation or with the order of any court of competent jurisdiction, provided, however, that the Trustee may by notice to the Company or the Guarantor, as applicable, require the Company or the Guarantor, as the case may be, to take such action (including but not limited to proceedings for a declaration by a court of competent jurisdiction) as the Trustee may be advised in an Opinion of Counsel, upon which opinion the Trustee may conclusively rely, is appropriate and reasonable in the circumstances to resolve such doubt, in which case the Company or the Guarantor, as applicable, shall forthwith take and expeditiously proceed with such action and shall be bound by any final resolution of the doubt resulting therefrom. If any such action results in a determination that the relevant payment can be made without violating any applicable law, regulation or order then the provisions of the preceding sentence shall cease to have effect and the payment shall become due and payable on the expiration of 14 days or seven days after the Trustee gives written notice to the Company or the Guarantor, as applicable, informing it of such resolution.

No remedy against the Company other than as referred to in Article 5 of the Base Subordinated Indenture shall be available to the Holders, whether for the recovery of amounts owing in respect of the Subordinated Notes or under the Base Subordinated Indenture or in respect of any breach by the Company of any of its other obligations under or in respect of the Subordinated Notes or under the Base Subordinated Indenture, except that the Holders shall have such rights and powers as they are required to have under the Trust Indenture Act.

All amounts payable (whether in respect of principal, redemption amount, interest or otherwise) in respect of the Subordinated Notes and the related Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, the Company or the Guarantor, as the case may be, shall pay such additional amounts (“Additional Amounts”) as will result in receipt by the Holders of the Subordinated Notes of such amounts as would have been received by them had no such withholding or deduction been required.

Neither the Company nor the Guarantor shall be required to pay any Additional Amounts in respect of any Subordinated Notes:

(i)       to, or to a third party on behalf of, a Holder if the Holder or the beneficial owner of Subordinated Notes is liable for such taxes, duties, assessments or governmental charges in respect of such Subordinated Notes by reason of his having some connection with Spain other than the mere holding of a Subordinated Note; or

(ii)      to, or to a third party on behalf of, a Holder in respect of whose series of Subordinated Notes the Company or the Guarantor does not receive such information as may be required in order to comply with the applicable Spanish tax reporting obligations, including but not limited to the receipt in a timely manner of a duly executed and completed certificate in accordance with Law 10/2014 and Royal Decree 1065/2007, as amended, and any implementing legislation or regulation; or

(iii)     to, or to a third party on behalf of, a Holder of Subordinated Notes if the Holder or beneficial owner failed to make any necessary claim or to comply with any certification, identification or other requirements concerning the nationality, residence, identity or connection with the taxing jurisdiction of such Holder or beneficial owner, if such claim or compliance is required by statute, treaty, regulation or administrative practice of Spain as a condition to relief or exemption from such taxes;

(iv)     presented for payment (where presentation is required) more than 30 days after the Relevant Date, except to the extent that the relevant Holder would have been entitled to such Additional Amounts on presenting the same for payment on the expiry of such period of 30 days; or

(v)      where the withholding or deduction is imposed pursuant to European Council Directive 2003/48/EC or any Directive amending, supplementing or replacing such Directive or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(vi)     presented for payment (where presentation is required) by or on behalf of a Holder who would have been able to avoid such withholding or deduction by presenting the relevant Subordinated Note to another paying agent in a Member State of the European Union; or

(vii)    to, or to a third party on behalf of, individuals resident for tax purposes in the Kingdom of Spain; or

(viii)   to, or to a third party on behalf of, a Spanish-resident legal entity subject to Spanish corporation tax if the Spanish tax authorities determine that the Subordinated Notes do not comply with exemption requirements specified in the Reply to a Consultation of the Directorate General for Taxation (Dirección General de Tributos) dated 27 July 2004 and require a withholding to be made; or

(ix)      where the withholding or deduction is required pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (“FATCA”), any regulations or agreements thereunder, any official interpretations thereof, any intergovernmental agreements with respect thereto (including the intergovernmental agreement between the United States and Spain on the implementation of FATCA), or any law implementing an intergovernmental agreement or any regulations or official interpretations relating thereto; or

(x)       in the case of any combination of items listed in (i) through (ix) above.

Additional Amounts will also not be paid with respect to any payment to a Holder who is a fiduciary, a partnership, a limited liability company or person other than the sole beneficial owner of that payment, to the extent that payment would be required by the laws of Spain (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interest holder in that limited liability company or a beneficial owner who would not have been entitled to the Additional Amounts had it been the Holder.

For the purposes of (iv) above, the “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the Trustee on or prior to such due date, it means the first date on which, the full amount of such moneys having been so received and being available for payment to Holders of Subordinated Notes, notice to that effect shall have been duly given to the Holders of such Subordinated Notes in accordance with Section 1.06 of the Base Subordinated Indenture.

Unless the context requires otherwise, any references in the Subordinated Indenture to payment of principal of or interest on a Subordinated Note shall be deemed to include any Additional Amounts payable with respect thereto.

The Subordinated Notes may not be redeemed except in the following two circumstances as set forth below. The Subordinated Notes may not be redeemed in whole or in part at the option of the Holder thereof.

If (i) as a result of any change in the laws or regulations of Spain or of any political subdivision thereof or any authority or agency therein or thereof having power to tax or in the interpretation or administration of any such laws or regulations which becomes effective on or after the date of issue of the first issued Subordinated Notes of this series the Company or the Guarantor shall determine that (a) the Company or the Guarantor, as the case may be, would be required to pay Additional Amounts pursuant to Section 10.04 of the Base Subordinated Indenture or (b) the Company would not be entitled to claim a deduction in computing tax liabilities in Spain in respect of any interest to be paid on the next interest payment date on this series of Subordinated Notes or the value of such deduction to the Company would be materially reduced or (c) the applicable tax treatment of the Subordinated Notes of this series changes and (ii) such circumstances are evidenced by the delivery by the Company or the Guarantor, as the case may be, to the trustee of a certificate signed by two directors of the Company or the Guarantor, as the case may be, stating that such circumstances prevail and describing the facts leading thereto, an opinion of independent legal advisers of recognized standing to the effect that such circumstances prevail and a copy of the Regulator’s consent to the redemption, the Company may, at its option and having given no less than 30 nor more than 60 days’ notice to the Holders of the Subordinated Notes of this series in accordance with Section 11.04 of the Base Subordinated Indenture (which notice shall be irrevocable), redeem in whole, but not in part, the outstanding Subordinated Notes of this series (in accordance with the requirements of Applicable Banking Regulations in force at the relevant time) at their early tax redemption amount (the “Early Redemption Amount (Tax)”) (which shall be their principal amount, together with accrued interest (if any) thereon; provided, however, that (i) in the case of (a) above, no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the Company or the Guarantor, as the case may be, would be obliged to pay such Additional Amounts were a payment in respect of the Subordinated Notes of this series then due and (ii) redemption for taxation reasons may only take place in accordance with Applicable Banking Regulations in force at the relevant time and is subject to the prior consent of the Regulator with respect to the Subordinated Notes of this series.

If (i) there is a change in Spanish law, Applicable Banking Regulations or any change in the application or official interpretation thereof that the Company or the Guarantor determines results or is likely to result in the entire outstanding aggregate principal amount of Subordinated Notes of this series ceasing to be included in, or counting towards, the Guarantor’s and/or the Group’s Tier 2 Capital and (ii) such circumstances are evidenced by the delivery by the Company or the Guarantor, as the case may be, to the trustee of a certificate signed by two directors of the Guarantor stating that the said circumstances prevail and describing the facts leading thereto and a copy of the Regulator’s consent to the redemption, the Company may, at its option and having given no less than 30 nor more than 60 days’ notice to the Holders of the Subordinated Notes of this series in accordance with Section 11.04 of the Base Subordinated Indenture (which notice shall be irrevocable), redeem in whole but not in part the outstanding Subordinated Notes of this series in accordance with the requirements of Applicable Banking Regulations in force at the relevant time, at their early capital disqualification event redemption amount (the “Early Redemption Amount (Capital Disqualification Event)”), which shall be their principal amount, together with accrued interest (if any) thereon; provided, however, that the Regulator consents to redemption of the Subordinated Notes of this series.

Redemption for regulatory reasons is subject to the prior consent of the Regulator and may only take place in accordance with Applicable Banking Regulations in force at the relevant time.

Upon payment of (i) the amount of principal so declared due and payable; (ii) accrued and unpaid interest; and (iii) Additional Amounts (if any), all of the Company’s obligations in respect of the payment of the principal of, and accrued and unpaid interest on, the Subordinated Notes of this series shall terminate.

Notwithstanding any other term of this Subordinated Note or any other agreements, arrangements, or understandings between the Company and any Holder of this Subordinated Note, by its acquisition of this Subordinated Note, each Holder (which, for the purposes of this clause, includes each holder of a beneficial interest in this Subordinated Note) acknowledges, accepts, consents to and agrees to be bound by:

(a) the effect of the exercise of the Spanish Bail-in Power by the relevant resolution authority, which exercise may include and result in any of the following, or some combination thereof:

(i) the reduction of all, or a portion, of the Amounts Due on this Subordinated Note;

(ii) the conversion of all, or a portion, of the Amounts Due on this Subordinated Note into ordinary shares, other securities or other obligations of the Company, the Guarantor or another person (and the issue to or conferral on the holder of this Subordinated Note of such shares, securities or obligations), including by means of an amendment, modification or variation of the terms of this Subordinated Note;

(iii) the cancellation of this Subordinated Note;

(iv) the amendment or alteration of the maturity of this Subordinated Note or amendment of the amount of interest payable on this Subordinated Note, or the date on which the interest becomes payable, including by suspending payment for a temporary period; and

(b) the variation of the terms of this Subordinated Note, if necessary, to give effect to the exercise of the Spanish Bail-in Power by the relevant resolution authority.

For these purposes, the “Amounts Due” are the principal amount of, premium, if any, together with any accrued but unpaid interest, and Additional Amounts, if any, due on this Subordinated Note. References to such amounts will include amounts that have become due and payable, but which have not been paid, prior to the exercise of the Spanish Bail-in Power by the relevant resolution authority.

For these purposes, the “Spanish Bail-in Power” is any write-down, conversion, transfer, modification, or suspension power existing from time to time under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in the Kingdom of Spain, relating to (i) the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, as amended or superseded from time to time, (“BRRD”), including but not limited to Law 11/2015, of June 18, for the recovery and resolution of credit entities and investment firms, as amended from time to time (“Law 11/2015”), and up to 31 December 2015 (inclusive), Law 9/2012, of 14 November, on restructuring and resolution of credit institutions, (ii) the Regulation (EU) No. 806/2014 of the European Parliament and of the Council of 15 July 2014, establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of the Single Resolution Mechanism and the Single Resolution Fund and amending Regulation (EU) No. 1093/2010, as amended or superseded from time to time (the “SRM Regulation”) and (iii) the instruments, rules and standards created thereunder, pursuant to which any obligation of a regulated entity (as defined below) (or other affiliate of such regulated entity) can be reduced, cancelled, modified, or converted into shares, other securities, or other obligations of such regulated entity or any other person (or suspended for a temporary period).

A reference to a “regulated entity” is to any entity to which Law 11/2015 applies as provided under article 1.2 of Law 11/2015, as amended from time to time, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies.

A reference to the “relevant resolution authority” is to the Spanish Fund for the Orderly Restructuring of Banks (the “FROB”), the European Single Resolution Mechanism, as the case may be, according to Law 11/2015, and any other entity with the authority to exercise the Spanish Bail-in Power from time to time.

No repayment or payment of Amounts Due on this Subordinated Note, will become due and payable or be paid after the exercise of any Spanish Bail-in Power by the relevant resolution authority if and to the extent such amounts have been reduced, converted, cancelled, amended or altered as a result of such exercise.

Neither a reduction or cancellation, in part or in full of the Amounts Due on, the conversion thereof into another security or obligation of the Company, the Guarantor or another person, as a result of the exercise of the Spanish Bail-in Power by the relevant resolution authority with respect to the Company or the Guarantor, nor the exercise of the Spanish Bail-in Power by the relevant resolution authority with respect to this Subordinated Note will be an Event of Default.

Upon the exercise of the Spanish Bail-in Power by the relevant resolution authority with respect to this Subordinated Note, the Company or the Guarantor will provide a written notice to the Holders of this Subordinated Note through DTC as soon as practicable regarding such exercise of the Spanish Bail-in Power. The Company or the Guarantor will also deliver a copy of such notice to the trustee for information purposes.

By its acquisition of this Subordinated Note, each Holder of this Subordinated Note, (which, for the purposes of this clause, includes each Holder of a beneficial interest in this Subordinated Note), to the extent permitted by the Trust Indenture Act of 1939, as amended (“Trust Indenture Act”), will waive any and all claims, in law and/or in equity, against the Trustee for, agree not to initiate a suit against the Trustee in respect of, and agree that the Trustee will not be liable for, any action that the trustee takes, or abstains from taking, in either case in accordance with the exercise of the Spanish Bail-in Power by the relevant resolution authority with respect to this Subordinated Note.

Additionally, by its acquisition of this Subordinated Note, each Holder of this Subordinated Note acknowledges and agrees that, upon the exercise of the Spanish Bail-in Power by the relevant resolution authority:

(i) the Trustee will not be required to take any further directions from the Holders of this Subordinated Note with respect to any portion of this Subordinated Note that is written-down, converted to equity and/or cancelled under the Subordinated Indenture, which authorizes Holders of a majority in aggregate outstanding principal amount of the Subordinated Notes to direct certain actions relating to the Subordinated Notes; and

(ii) the Subordinated Indenture will not impose any duties upon the Trustee whatsoever with respect to the exercise of the Spanish Bail-in Power by the relevant resolution authority;

provided, however, that notwithstanding the exercise of the Spanish Bail-in Power by the relevant resolution authority, so long as the Subordinated Notes remain outstanding, there will at all times be a trustee for the Subordinated Notes in accordance with the Subordinated Indenture, and the resignation and/or removal of the trustee and the appointment of a successor trustee will continue to be governed by the Subordinated Indenture, including to the extent no additional supplemental indenture or amendment is agreed upon in the event the Subordinated Notes remain outstanding following the completion of the exercise of the Spanish Bail-in Power.

By its acquisition of this Subordinated Note, each Holder of the Subordinated Notes acknowledges and agrees that neither a cancellation or deemed cancellation of the principal or interest (in each case, in whole or in part), nor the exercise of the Spanish Bail-in Power by the relevant resolution authority with respect to the Subordinated Notes will give rise to a default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act.

By purchasing this Subordinated Note, each Holder (including each beneficial owner) of this Subordinated Note shall be deemed to have authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds this Subordinated Note to take any and all necessary action, if required, to implement the exercise of the Spanish Bail-in Power with respect to this Subordinated Note as it may be imposed, without any further action or direction on the part of such Holder.

Notwithstanding any other term of this Subordinated Note or any other agreements, arrangements, or understandings between the Company and any Holder of this Subordinated Note, by its acquisition of this Subordinated Note, each Holder (which, for the purposes of this clause, includes each holder of a beneficial interest in this Subordinated Note) acknowledges, accepts, consents and agrees to be bound by the effect of the exercise of any resolution tools (including but not limited to the sale of business tool, the bridge institution tool and the asset separation tool) by the relevant resolution authority in compliance with, any laws, regulations, rules or requirements in effect in the Kingdom of Spain, relating to (i) the transposition of BRRD, including but not limited to Law 11/2015, (ii) the SRM Regulation and (iii) the instruments, rules and standards created thereunder.

By its acquisition of this Subordinated Note, each Holder of this Subordinated Note, (which, for the purposes of this clause, includes each holder of a beneficial interest in this Subordinated Note), to the extent permitted by the Trust Indenture Act, will waive any and all claims, in law and/or in equity, against the Trustee for, agree not to initiate a suit against the trustee in respect of, and agree that the Trustee will not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of any resolution power by the relevant resolution authority.

Additionally, by its acquisition of this Subordinated Note, each Holder of this Subordinated Note acknowledges and agrees that, upon the exercise of any resolution power by the relevant resolution authority, the Subordinated Indenture will not impose any duties upon the Trustee whatsoever with respect to the exercise of any resolution tool by the relevant resolution authority (including no duty whatsoever to take any directions from the Holders of the securities of such series); provided, however, that notwithstanding the exercise of any resolution tool by the relevant resolution authority, so long as the Subordinated Notes remain outstanding, there will at all times be a trustee for the Subordinated Notes in accordance with the Subordinated Indenture, and the resignation and/or removal of the trustee and the appointment of a successor trustee will continue to be governed by the Subordinated Indenture, including to the extent no additional supplemental indenture or amendment is agreed upon in the event the Subordinated Notes remain outstanding following the completion of the exercise of the resolution tool.

By its acquisition of the Subordinated Notes, each Holder (including each beneficial owner) of the Subordinated Notes shall be deemed to have authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds the Subordinated Notes to take any and all necessary action, if required, to implement the exercise of any resolution tool with respect to the Subordinated Notes as it may be imposed, without any further action or direction on the part of such Holder.

The Subordinated Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Subordinated Notes to be affected thereby by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Subordinated Notes at the time outstanding. The Subordinated Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Outstanding Subordinated Notes, on behalf of the Holders of all Subordinated Notes, to waive compliance by the Company with certain provisions of the Subordinated Indenture and certain past defaults under the Subordinated Indenture and their consequences. Any such consent or waiver by the Holder of this Subordinated Note shall be conclusive and binding upon such Holder and upon all future Holders of this Subordinated Note and of any Subordinated Note issued in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Subordinated Note.

No reference herein to the Subordinated Indenture and no provision of this Subordinated Note or of the Subordinated Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay, if and when due and payable, the principal of and interest on, this Subordinated Note at the times, place and rate, and in the coin or currency, herein prescribed.

As set forth in, and subject to, the provisions of the Subordinated Indenture, no Holder of any Subordinated Note of this series shall have any right to institute any proceeding, judicial or otherwise, with respect to the Subordinated Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless such Holder fulfills the requirements of Section 5.07 under the Base Subordinated Indenture.

No reference herein to the Subordinated Indenture and no provision of this Subordinated Note or of the Subordinated Indenture shall alter or impair the right of the Holder of this Subordinated Note, which is absolute and unconditional, to receive payment of the principal of and interest on, this Subordinated Note when due and payable in accordance with the provisions of this Subordinated Note and the Subordinated Indenture.

The Base Subordinated Indenture, the First Supplemental Indenture, the Subordinated Notes and the Guarantee shall be governed by and construed in accordance with the laws of the State of New York, except that (i) the authorization and execution by the Company of the First Supplemental Indenture and the Subordinated Notes and the Guarantor of the First Supplemental Indenture and the Guarantee shall be governed by (in addition to the laws of the State of New York relevant to execution) the respective jurisdictions of the Company, the Guarantor and the Trustee, as the case may be and (ii) the subordination provisions in respect of the Subordinated Notes and the Guarantee shall be governed by and construed in accordance with the laws of the Kingdom of Spain.

The Subordinated Notes and this Global Note shall have been issued in the State of New York.

Unless otherwise defined herein, all terms used in this Subordinated Note which are defined in the Subordinated Indenture shall have the meanings assigned to them in the Subordinated Indenture.